Exhibit 99.1

QC Holdings, Inc. Reports Strong First Quarter Results

12.2% Revenue Improvement Drives Earnings to $0.29 per Diluted Share; Board Declares 5¢ Dividend

OVERLAND PARK, Kan.--(BUSINESS WIRE)--QC Holdings, Inc. (NASDAQ: QCCO) today announced results for the three months ended March 31, 2008. Highlights for the quarter included:

  Net income of $5.4 million versus $3.4 million in prior year’s first quarter (exclusive of $3.0 million, or $1.8 million after-tax, in first quarter 2007 costs and charges for activities to close 31 branches and to terminate the de novo process on eight branches that never opened as discussed below, first quarter 2007 net income totaled $5.2 million – “the 2007 branch closings”);
  $0.29 per diluted share compared to $0.17 per diluted share in first quarter 2007 (exclusive of the 2007 branch closings, first quarter 2007 earnings per diluted share were $0.26);
  a 12.2% increase in revenues to $54.4 million compared to prior year; and
  adjusted EBITDA, which is earnings before interest, taxes, depreciation, amortization, charges related to stock options and restricted stock awards, and non-cash gains or losses associated with property dispositions, of $12.7 million.

“Our results for first quarter 2008 build upon the positive strides we made during 2007,” said QC Chairman and Chief Executive Officer Don Early. “Our field personnel did a great job of balancing our desire to grow revenues with managing loan losses during this challenging economic environment for retail and financial services companies. These focused efforts fueled the 13.4% improvement in operating branch gross profit quarter-to-quarter.”

The $5.9 million improvement in revenues to $54.4 million during first quarter 2008 resulted from higher payday loan volume, which was driven by the continued maturation of the branches added in 2005 through 2007. QC loan originations increased 9.1% over first quarter 2007. The average loan (including fee) increased slightly to $371.32, as did the average fee (to $53.62) in first quarter 2008.

Revenues for comparable branches (defined as those branches that were open for all of the two periods being compared, which means the 15 months since December 31, 2006) increased 10.6%, or $5.0 million, to $52.1 million during the three months ended March 31, 2008. This increase is primarily attributable to the growth in revenues from the branches added during 2005 and 2006. Higher revenues from branches added during 2007 were substantially offset by reduced revenue as a result of the 2007 branch closings.

Branch operating expenses (i.e., non-loss costs) totaled $24.1 million during the three months ended March 31, 2008 compared to $24.8 million in the same prior year period. Exclusive of the 2007 branch closings, operating expenses in first quarter 2007 were $23.3 million. Branch operating expenses continue to grow at a rate roughly consistent with the annual inflation rate, indicative of attention to appropriate cost levels based on loan volume.

During the quarter ended March 31, 2008, the company reported an increase in loan losses to $9.1 million compared to $6.5 million in the same 2007 period. The loss ratio totaled 16.8% versus 13.3% in first quarter 2007 (15.4%, excluding the approximate $1 million sale of older debt during last year’s first quarter). The current period loss ratio is within the typical seasonal range during the calendar first quarter, which benefits from the higher collection rate attributable to customer tax refunds. QC’s collection rate was 55% of returned items in first quarter 2008 versus a collection rate of 64% in first quarter 2007 (which includes the sale of older debt). Comparable branches totaled $8.8 million in loan losses during the quarter. Higher losses from branches added during 2007 were partially offset by cash receipts through QC’s corporate collections department.

QC’s branch gross profit increased approximately $4.0 million to $21.2 million during the three months ended March 31, 2008 from $17.2 million in prior year’s first quarter ($18.7 million, exclusive of the 2007 branch closings). Gross profit for comparable branches during 2008 increased by $2.4 million to $20.9 million from $18.5 million in prior year’s first quarter, with the improvements resulting from stronger results in the majority of states, partially offset by reduced profit from QC’s New Mexico branches due to the new, more restrictive payday loan legislation effective November 1, 2007.

Regional and corporate expenses increased to $10.3 million during the three months ended March 31, 2008 from $9.4 million in first quarter 2007. This increase is primarily due to higher public education and governmental affairs expenditures during first quarter 2008.

Interest expense increased approximately $1.1 million over last year’s first quarter due to higher debt balances as a result of the $48.5 million special dividend paid in December 2007.

Schedules reconciling adjustments to net income pursuant to generally accepted accounting principles (GAAP), and adjusted EBITDA to net income, are provided below.

The results for the three months ended March 31, 2007 include approximately $3.0 million ($1.8 million, or $0.09 per diluted share, after-tax) in costs and charges associated with the company’s activities to close 31 branches in various states – the majority of which were consolidated into nearby branches – and to terminate the de novo process on eight branches that never opened. The costs and charges included $1.5 million for termination of operating leases and related occupancy costs, $1.5 million for the disposition of property and approximately $40,000 for write-offs of deposits. QC believes that it is useful to management and investors to analyze results after adjusting for these items to provide a more comparable basis for evaluating QC’s operating results and financial performance over time. Excluding these costs and charges, net income for the three months ended March 31, 2007 totaled $5.2 million, or $0.26 per diluted share.

- DIVIDEND -

QC's Board of Directors declared a cash dividend of five cents per common share. The dividend is payable May 23, 2008, to stockholders of record as of May 16, 2008.

- BUSINESS OUTLOOK -

“Robust customer demand continued during the first quarter of 2008,” Early said. “This demand results because our customers fully understand the payday loan transaction, appreciate the transparency of our fee structure and loan terms, and recognize the benefits of a payday loan compared to other short-term financing alternatives.

“Our employees have performed admirably in managing loan losses during these volatile economic and market conditions. Our 16.8% loss ratio during first quarter 2008 was consistent with historical first quarter averages despite ongoing reports about declining consumer confidence and deteriorating credit data.

“During first quarter 2008, we were successful in our efforts to return capital to our stockholders through the repurchase of approximately 1,000,000 of our common shares for $8.5 million. As we balance the various compelling capital allocation opportunities available to the company, we look forward to building on the momentum generated during the last several quarters and to channeling that energy into meaningful stockholder value.”

QC will present its financial results for the three months ended March 31, 2008 in a conference call on May 1, at 2:00 p.m. EDT. Stockholders and other interested parties are invited to listen online at www.qcholdings.com or dial (888) 713-4216, passcode 39877896. The accompanying slides to the presentation will be available on the QC Web site prior to the conference call on May 1. A replay of the audio portion of the presentation will be available online until the close of business on June 1, 2008. The replay can also be accessed by telephone until May 8, 2008, at (888) 286-8010, code 39331508. Interested parties may pre-register for this conference call. Pre-registering is not required, but is recommended as it will provide immediate entry into the call and will facilitate the timely start of the conference. Pre-registration only takes a few moments and may be done anytime, including up to and after the call start time. To pre-register, please access https://www.theconferencingservice.com/prereg/ key.process?key=PK38GBN4L. (Due to its length, this URL may need to be copied/pasted into your Internet browser's address field. Remove the extra space if one exists.).

About QC Holdings, Inc.

Headquartered in Overland Park, Kansas, QC Holdings, Inc. is a leading provider of payday loans in the United States, operating 597 branches in 24 states at March 31, 2008. With more than 23 years of operating experience in the retail consumer finance industry, the company entered the payday loan market in 1992 and, since 1998, has grown from 48 branches to 597 branches through a combination of de novo branches and acquisitions. During fiscal 2007, the company advanced approximately $1.3 billion to customers through payday loans and reported total revenues of $213.6 million.

Forward-Looking Statement Disclaimer: This press release and the conference call referenced above contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company’s current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) the increased leverage of the company as a result of the payment of a $48.5 million special cash dividend in December 2007, (2) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or payday lending practices, (3) litigation or regulatory action directed towards us or the payday loan industry, (4) volatility in our earnings, primarily as a result of fluctuations in loan loss experience and the rate of revenue growth in branches, (5) negative media reports and public perception of the payday loan industry and the impact on federal and state legislatures and federal and state regulators, (6) changes in our key management personnel, (7) integration risks and costs associated with future acquisitions, and (8) the other risks detailed under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release or the conference call referenced above to reflect future events or developments.

QC Holdings, Inc. Consolidated Statements of Income (in thousands, except per share amounts) (Unaudited)

	Three Months Ended March 31,
	2007	2008
Revenues
Payday loan fees	$41,580	$43,567
Other	6,939	10,877
Total revenues	48,519	54,444
Branch expenses
Salaries and benefits	11,877	12,023
Provision for losses	6,475	9,143
Occupancy	7,916	6,656
Depreciation and amortization	1,227	1,153
Other	3,822	4,271
Total branch expenses	31,317	33,246
Branch gross profit	17,202	21,198

Regional expenses	3,006	3,443
Corporate expenses	6,415	6,905
Depreciation and amortization	496	675
Interest expense, net	115	1,209
Other expense, net	1,542	78
Income before income taxes	5,628	8,888
Provision for income taxes	2,246	3,494
Net income	$3,382	$5,394

Earnings per share:
Basic	$0.17	$0.29

Diluted	$0.17	$0.29
Weighted average number of common shares outstanding:
Basic	19,539	18,721
Diluted	20,153	18,914

Non-GAAP Reconciliations Consolidated Statements of Income (in thousands, except per share amounts) (Unaudited)

The company analyzes historical results after adjusting for certain items. With respect to the results for the three months ended March 31, 2007, the company believes that excluding the various costs and charges incurred during 2007 associated with the activities to close 31 branches (the majority of which were consolidated into nearby branches) and to terminate the de novo process on eight branches that never opened, is useful to management and investors because it provides a more comparable basis for evaluating the company’s operating results and financial performance over time. Internally, these adjusted results are used to evaluate the performance of the company.

	Three Months Ended March 31, 2007			Three Months Ended March 31, 2008
	GAAP	Non-GAAP Adjustments (a)	Adjusted	GAAP	Non-GAAP Adjustments (b)	Adjusted
Revenues
Payday loan fees	$41,580	$-	$41,580	$43,567	$-	$43,567
Other	6,939	-	6,939	10,877	-	10,877
Total revenues	48,519	-	48,519	54,444	-	54,444
Branch expenses
Salaries and benefits	11,877	-	11,877	12,023	-	12,023
Provision for losses	6,475	-	6,475	9,143	-	9,143
Occupancy	7,916	(1,456)	6,460	6,656	-	6,656
Depreciation and amortization	1,227	-	1,227	1,153	-	1,153
Other	3,822	(40)	3,782	4,271	-	4,271
Total branch expenses	31,317	(1,496)	29,821	33,246	-	33,246
Branch gross profit	17,202	1,496	18,698	21,198	-	21,198

Regional expenses	3,006	-	3,006	3,443	-	3,443
Corporate expenses	6,415	-	6,415	6,905	-	6,905
Depreciation and amortization	496	-	496	675	-	675
Interest expense, net	115	-	115	1,209	-	1,209
Other expense, net	1,542	(1,451)	91	78	-	78
Income before income taxes	5,628	2,947	8,575	8,888	-	8,888
Provision for income taxes	2,246	1,149	3,395	3,494	-	3,494
Net income	$3,382	$1,798	$5,180	$5,394	$-	$5,394

Earnings per share:
Basic	$0.17	$0.09	$0.26	$0.29	$-	$0.29
Diluted	$0.17	$0.09	$0.26	$0.29	$-	$0.29

(a) These adjustments reflect the elimination of the costs and charges incurred during 2007 associated with the activities to close 31 branches and to terminate the de novo process on eight branches that never opened, including $1.5 million for termination of operating leases and related occupancy costs, $1.5 million for the disposition of property and $40,000 for write-offs of deposits.

(b) There were no material adjustments related to the operations during the three months ended March 31, 2008.

Non-GAAP Reconciliations Adjusted EBITDA (in thousands) (Unaudited)

QC reports adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, charges related to stock options and restricted stock awards, and non-cash gains or losses associated with property dispositions) as a financial measure that is not defined by U.S. generally accepted accounting principles (“GAAP”). QC believes that adjusted EBITDA is a useful performance metric for our investors and is a measure of operating and financial performance that is commonly reported and widely used by financial and industry analysts, investors and other interested parties because it eliminates significant non-cash charges to earnings. It is important to note that non-GAAP measures, such as adjusted EBITDA, should not be considered as alternative indicators of financial performance compared to net income or other financial statement data presented in the company's consolidated financial statements prepared pursuant to GAAP. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table provides a reconciliation of net income to adjusted EBITDA:

	Three Months Ended March 31,

	2007	2008

Net income	$3,382	$5,394
Provision for income taxes	2,246	3,494
Depreciation and amortization	1,723	1,828
Interest expense	183	1,233
Non-cash losses on property dispositions	92	78
Stock option and restricted stock expense	679	681
Costs and charges with respect to branch closings/consolidation and terminations of de novo process (a)	2,947	-
Adjusted EBITDA	$11,252	$12,708

(a) For first quarter 2007, the adjusted EBITDA computation includes the costs and charges associated with the activities to close 31 branches and to terminate the de novo process on eight branches that never opened to provide a more comparable basis for evaluation.

QC Holdings, Inc. Consolidated Balance Sheets (in thousands)
	December 31, 2007	March 31, 2008
ASSETS		(Unaudited)
Current assets
Cash and cash equivalents	$24,145	$14,377
Loans receivable, less allowance for losses of $4,442 at December 31, 2007 and $2,767 at March 31, 2008	72,903	60,816
Prepaid expenses and other current assets	3,290	3,613
Total current assets	100,338	78,806
Property and equipment, net	26,525	25,509
Goodwill	16,081	16,144
Other assets, net	6,636	6,628
Total assets	$149,580	$127,087

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,321	$1,403
Accrued expenses and other liabilities	10,898	11,515
Deferred revenue	5,277	4,092
Income taxes payable	769	3,713
Debt due within one year	28,500	7,750
Deferred income taxes	766
Total current liabilities	47,531	28,473
Non-current liabilities	2,834	3,309
Deferred income taxes	989	900
Long-term debt	46,000	44,750
Total liabilities	97,354	77,432

Commitments and contingencies
Stockholders’ equity	52,226	49,655
Total liabilities and stockholders’ equity	$149,580	$127,087

QC Holdings, Inc. Selected Statistical and Operating Data (in thousands, except Branch Data, Average Loan and Average Fee)
	Three Months Ended March 31,
	2007	2008
	Unaudited	Unaudited
Branch Data:
Number of branches, beginning of period	613	596
De novo branches opened	4	2
Acquired branches	8	1
Branches closed	(37)	(2)
Number of branches, end of period	588	597

Comparable Branch Data:
Total number of comparable branches	567	567
Comparable branch revenue	$47,138	$52,102
Percentage change		10.6%
Comparable branch net revenues	$39,569	$43,336
Percentage change		9.3%

Operating Data – Payday Loans:
Loan volume	$279,052	$304,569
Average loan (principal plus fee)	362.81	371.32
Average fee	52.30	53.62

Loss Data:
Allowance for loan losses:
Balance, beginning of period	$2,982	$4,442
Adjustment to provision for losses based on evaluation of outstanding receivables (a)	(1,212)	(1,675)
Balance, period end	$1,770	$2,767

Provision for losses:
Charged-off to expense	$21,046	$24,330
Recoveries	(13,369)	(13,432)
Adjustment to provision for losses based on evaluation of outstanding receivables (a)	(1,202)	(1,755)
Total provision for losses	$6,475	$9,143

Provision for losses as a percentage of revenues	13.3%	16.8%
Provision for losses as a percentage of loan volume (all products)	2.3%	2.8%

(a) Amounts differ due to the inclusion of changes in the credit services organization liability in the provision for losses table.

CONTACT:
QC Holdings, Inc.
Investor Relations Contact:
Douglas E. Nickerson, 913-234-5154
Chief Financial Officer
or
Media Contact:
Tom Linafelt, 913-234-5237
Director – Corporate Communications